Exhibit 99.1

SiriCOMM Increases Nationwide Wi-Fi Capacity

Company prepares for significant growth

Joplin, Mo. - August 10, 2005 -- SiriCOMM, Inc., a nationwide broadband wireless software and network company serving the commercial transportation industry and government market, today announced that it has completed the installation of wireless equipment that substantially increases the capacity of its nationwide network of Wi-Fi hot spots.

SiriCOMM entered into an agreement in July to acquire and install additional wireless networking capacity to better serve its growing base of InTouch (wireless ISP) customers. The Company entered into this agreement with the objective of increasing the reach of its hot spot network and significantly increasing its revenue opportunities. "This acquisition has not only enabled us to expand the capacity of our current network at the Pilot Travel Centers, but it also gives us a head start on installing up to another 250 sites across the nation," commented Hank Hoffman, SiriCOMM president and CEO.

"By mobilizing numerous installation crews we were able to perform the upgrades at most of the Pilot Travel Centers in just ten days," said Hoffman. "This upgrade has improved our lot coverage and increased the capacity at each site, which heightens the overall experience for our growing InTouch customer base."

InTouch is an internet access service utilizing the SiriCOMM network of Wi-Fi hot spots. Subscribers have always-on wireless access to the Internet anytime they are in a Hot Spot. This gives truck drivers a convenient communication tool for both personal and business use while on the road.

Presently, SiriCOMM Wi-Fi Hot Spots are installed at 255 Pilot Travel Centers nationwide as well as other independently operated travel centers, truck fleet terminals, and select roadside weigh stations that feature PrePass.

SiriCOMM plans to continue installing hot spots, focusing on high-traffic locations frequented by truck drivers and other industry stakeholders.

About SiriCOMM

SiriCOMM intends to provide nationwide broadband wireless software and network infrastructure solutions for the commercial transportation industry and government market. The Company has a vertically integrated technology platform incorporating both software applications and broadband network infrastructure and access. The vertical-specific, enterprise-grade software solutions are designed to help significantly increase profitability, reduce operating costs, improve productivity and operational efficiencies, enhance safety, and strengthen security for businesses of any size and, to the extent applicable, government. The Company's unique, commercial-grade private network solution is built for enterprises and integrates multiple technologies to enable an ultra high-speed, open-architecture wireless data network for its software applications and Internet access. The Company believes that its vertical-specific software, network technology, deep industry relationships, and low cost of operations can represent significant value to the commercial transportation industry and the government market.

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

For press information:
Rick Iler
rick.iler @siricomm.com
SiriCOMM
417-626-9971